EXHIBIT 99.1

ENDOCARE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Endocare, Inc. and its subsidiaries (“Endocare”), adjusted to give effect to the following transaction:

     (1) Endocare’s sale to Advanced Medical Partners, Inc. (“AMPI”) of certain general partnership interests and limited partnership interests (the “Partnership Interests”) in entities that own medical devices and other equipment which provide cryosurgical therapy and a minority investment in a national urology services company.

     On December 30, 2004, Endocare entered into a Partnership Interest Purchase Agreement with AMPI, and on December 31, 2004, Endocare completed the sale of the Partnership Interests and the minority investment. AMPI agreed to pay Endocare $850,000 for the Partnership Interests and the minority investment within 20 days following completion of the sale.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations Information for the year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the above transaction as if it had occurred as of January 1, 2003. The Unaudited Pro Forma Condensed Consolidated Balance Sheet Information as of September 30, 2004 gives effect to the transaction as if it had been completed as of September 30, 2004. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

     The pro forma financial information does not purport to represent what the Endocare’s results of operations or financial condition would actually have been had these transactions in fact occurred on such dates or to project Endocare’s results of operations or financial condition for any future date or period. The pro forma financial information should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Endocare’s most recent annual report on Form 10-K and quarterly report on Form 10-Q.

ENDOCARE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
YEAR ENDED DECEMBER 31, 2003

		Pro Forma
		Adjustments
	Historical	for Sale		Pro Forma
Total revenues	$30,497,000	$—		$30,497,000
Costs and expenses:
Cost of revenues	16,058,000	1,520,000	(1)	17,578,000
Research and development	1,258,000	—		1,258,000
Selling, general and administrative	47,189,000	(760,000)	(1)	46,429,000

Total costs and expenses	64,505,000	760,000		65,265,000

Loss from operations	(34,008,000)	(760,000)		(34,768,000)
Gain on divestitures, net	8,631,000	—		8,631,000
Interest income	588,000	—		588,000
Interest expense	(40,000)	—		(40,000)

Loss before minority interests	(24,829,000)	(760,000)		(25,589,000)
Minority interests	(619,000)	571,000	(2)	(48,000)

Net loss	$(25,448,000)	$(189,000)		$(25,637,000)

Net loss per share of common stock — basic and diluted	$(1.05)	$(0.01)		$(1.06)
Weighted average shares of common stock outstanding	24,162,090	24,162,090		24,162,090

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2004

		Pro Forma
		Adjustments
	Historical	for Sale		Pro Forma
Total revenues	$24,059,000	$—		$24,059,000
Costs and expenses:
Cost of revenues	12,821,000	847,000	(1)	13,668,000
Research and development	1,410,000	—		1,410,000
Selling, general and administrative	27,263,000	(224,000)	(1)	27,039,000
Impairment charge	15,810,000	(9,900,000)	(3)	5,910,000

Total costs and expenses	57,304,000	(9,277,000)		48,027,000

Loss from operations	(33,245,000)	9,277,000		(23,968,000)
Gain on divestitures, net	104,000	—		104,000
Interest income	90,000	—		90,000
Interest expense	—	—		—

Loss before minority interests	(33,051,000)	9,277,000		(23,774,000)
Minority interests	(450,000)	387,000	(2)	(63,000)

Net loss	$(33,501,000)	$9,664,000		$(23,837,000)

Net loss per share of common stock — basic and diluted	$(1.38)	$0.40		$(0.98)
Weighted average shares of common stock outstanding	24,262,868	24,262,868		24,262,868

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
AS OF SEPTEMBER 30, 2004

		Pro Forma
		Adjustments
	Historical	for Sale		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$10,162,000	$850,000	(4)	$11,012,000
Accounts receivable, net	3,167,000	—		3,167,000
Inventories	3,379,000	—		3,379,000
Prepaid expenses and other current assets	2,376,000	—		2,376,000
Assets held for sale	11,755,000	(1,527,000)	(5)	10,228,000

Total current assets	30,839,000	(677,000)		30,162,000
Property, plant and equipment, net	2,730,000	—		2,730,000
Intangibles, net	4,554,000	—		4,554,000
Investments and other assets	1,853,000	(510,000)	(6)	1,343,000

Total assets	$39,976,000	$(1,187,000)		$38,789,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,116,000	$—		$2,116,000
Accrued compensation	3,445,000	—		3,445,000
Other accrued liabilities	8,849,000	—		8,849,000
Liabilities held for sale	3,809,000	(577,000)	(7)	3,232,000

Total current liabilities	18,219,000	(577,000)		17,642,000
Minority interests	214,000	—		214,000

Total liabilities	18,433,000	(577,000)		17,856,000

Stockholders’ Equity:
Common stock	24,000			24,000
Additional paid-in capital	169,398,000			169,398,000
Accumulated deficit	(147,879,000)	(610,000)	(8)	(148,489,000)

Total stockholders’ equity	21,543,000	(610,000)		20,933,000

Total liabilities and stockholders’ equity	$39,976,000	$(1,187,000)		$38,789,000

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1) The Partnerships provided cryosurgical equipment rental, transport and technician support services to Endocare for a per-procedure fee based on the fair value of such services provided by the Partnerships. These fees paid by Endocare to the Partnerships were eliminated in consolidation such that only the actual costs incurred by the Partnerships (cost of sales and selling, general and administrative expenses) are included in the historical consolidated operating results.

Endocare will continue to pay these Partnerships or other service providers the fees at fair market value, except that the actual cost of such services to Endocare will exceed the actual cost incurred by the Partnerships (buyer retains the post-sale gross profit). The pro forma effect on operating results for each period reflects the higher cost of sales resulting from the elimination of the gross profit previously realized by the Partnerships, and the elimination of selling, general and administrative expenses assumed by the buyer of the Partnership Interests.

(2) Represents elimination of the minority interest for the portion of the Partnerships’ income attributable to the interests held by other limited partners.

(3) Reflects impairment charge to write off the excess of the carrying value of the Partnerships (primarily goodwill and the covenant-not-to-compete).

(4) Reflects an increase in cash from the sale proceeds.

(5) Reflects the removal of Partnership assets sold, including cash, property, plant and equipment and goodwill.

(6) Reflects the disposal of Endocare’s eight percent ownership interest in USMD, Inc., pursuant to the sale.

(7) Reflects the removal of liabilities sold, including accounts payable, other accrued liabilities and minority interests.

(8) Reflects the pro forma loss on sale of partnership interests.